Exhibit 4.5



          Amendment number one, effective as of July 28, 1995, to that certain Agreement among XOMA Corporation ("XOMA"), Northwest Venture Services Corporation ("Northwest"), and W. Denman Van Ness ("Mr. Van Ness") effective as of May 15, 1995, ("Agreement").

          Because of the change in relationship between Mr. Van Ness and the entities affiliated with Northwest and with Northwest, the Agreement is amended to replace, wherever appearing, Northwest with The Van Ness 1983 Revocable Trust. Henceforth, Northwest shall no longer be a party to the Agreement, and agrees that it has received no XOMA stock and is entitled to no XOMA stock, the certificates for which will be issued by XOMA to The Van Ness 1983 Revocable Trust.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment and it shall be effective as of the date first written above.

XOMA CORPORATION                NORTHWEST VENTURE SERVICES
                                CORPORATION


/s/ John L. Castello______      /s/ Bill Funcannon______
John L. Castello                Bill Funcannon
Chairman of the Board,          President
President and Chief
Executive Officer


The Van Ness 1983 Revocable
 Trust


/s/ W. Denman Van Ness          /s/ W. Denman Van Ness
W. Denman Van Ness                  W. Denman Van Ness
Trustee